Exhibit 99.4

EXECUTION VERSION

13 AUGUST 2023

EXOR N.V.

(as Chargor)

and

GOLDMAN SACHS

BANK EUROPE SE

(as Chargee)

GOLDMAN SACHS INTERNATIONAL

(as Custodian)

SECURITY DEED

99 Bishopsgate

London EC2M 3XF

United Kingdom

Tel: +44.20.7710.1000

www.lw.com

THIS DEED is made on 13 August 2023

BETWEEN:

(1)

EXOR N.V., a public limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands, having its official seat (statutaire zetel) in Amsterdam, the Netherlands, registered with the Dutch trade register under number 64236277 (the “Chargor”);

(2)	GOLDMAN SACHS BANK EUROPE SE, as chargee (the “Chargee”); and

(3)	GOLDMAN SACHS INTERNATIONAL, as custodian pursuant to the Custody Agreement (the “Custodian”).

IT IS AGREED AS FOLLOWS:

1.	INTERPRETATION

1.1	Definitions

In this Deed:

“Account” means the security custody and cash account held in the name of the Chargor with the Custodian pursuant to the Custody Agreement with account number specified in the specified in the definition of “Custody Account Number” in the Transaction Supplement to the Confirmation and any renewal or re-designation of such account(s) (including a subdivision or subaccount thereof from time to time), in each case together with the securities (including the Charged Property), debt or debts represented thereby and all cash and other assets, rights and balances from time to time held in or standing to the credit of or accrued or accruing on or to that account and any security custody and cash account at a successor custodian designated as an Account by the Chargee.

“Business Day” means a day (other than Saturday or a Sunday) on which banks are open for general business in London and Amsterdam.

“Charged Property” means all the assets and undertakings of the Chargor which from time to time are subject of the security created or expressed to be created in favour of the Chargee by or pursuant to this Deed.

“Charged Shares” means, at any time, the Shares which at that time are held in the Account and are subject to a first ranking fixed Security in favour of the Chargee pursuant to this Deed.

“Confirmation” means the confirmation dated on or about the date of this Deed by and between the Chargor (as Counterparty) and the Chargee (as Bank) referring to a “VWAP Share Purchase Transaction on Koninklijke Philips N.V.” (including the “Transaction Supplement” (as defined therein), any notices, letters or acknowledgements that form part of such confirmation), which supplements, forms a part of and is subject to the Master Agreement.

“Custody Agreement” means the Custody Agreement Professional Clients entered into between the Chargor and the Custodian on or about 5 July 2023 between the Chargor and the Custodian.

“Default Rate” has the meaning given to it in the Master Agreement.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Chargee.

“Dividend” means, in respect of any Share, any dividend or other payment or distribution of any kind on or in respect of that Share made after the date of this Deed, whether in the nature of dividend or capital and whether in the form of cash or otherwise.

“Enforcement Event” means:

(a)	the designation by the Chargee of an Early Termination Date under the Master Agreement; or

(b)	the failure by the Chargor to pay any Early Termination Amount under the Master Agreement.

“Financial Collateral” has the meaning given to it in the Financial Collateral Regulations.

“Financial Collateral Regulations” means the Financial Collateral Arrangements (No.2) Regulations (as amended).

“Master Agreement” means the 2002 ISDA Master Agreement and Schedule thereto which the Chargor and the Chargee are deemed to have entered into by entering into the Confirmation.

“Party” means a party to this Deed from time to time.

“Receiver” means a receiver, receiver and manager or administrative receiver appointed under this Deed.

“Related Rights” means:

(a)	in relation to a Charged Property consisting of an Account:

(i)	any proceeds of sale, transfer, redemption, substitution, exchange, conversion or other disposal, or agreement for sale, transfer, redemption, substitution, exchange, conversion or other disposal, of;

(ii)	any moneys or proceeds paid or payable (including interest and dividends) deriving from;

(iii)	any rights (including to securities), claims, guarantees, indemnities, Security or covenants for title in relation to;

(iv)	any awards or judgments in favour of the Chargor in relation to;

(v)	all other rights, powers, benefits and privileges, present and future, which the Chargor may have in respect of; and

(vi)	any other assets or property deriving from,

that Charged Property and any securities (including the Shares representing the Charged Property), cash or other property credited thereto; and

(b)	in relation to any other Charged Property (including the Custody Agreement), all rights, powers, benefits and privileges, present and future, which the Chargor may have with respect thereto.

“Secured Obligations” means all present and future money, obligations or liabilities due, owing or incurred to the Chargee by the Chargor under any Transaction Document, whether actual or contingent, whether incurred solely or jointly with any other person and whether as principal or surety, together with all interest accruing thereon and all losses incurred by the Chargee in connection therewith.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Document” means this Deed and any other security document that may at any time be given as security or create or grant Security for any liabilities or obligations of the Chargor under or in connection with any Transaction Document.

“Shares” has the same meaning as set out in the Confirmation.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Transaction Document” means:

(a)	the Master Agreement;

(b)	the Confirmation;

(c)	any Security Document; and

(d)	any other document designated as such by the Chargee and the Chargor.

“Transaction Security” means the Security created or evidenced or expressed to be created or evidenced under the Security Documents.

“Transfer Restriction” means, with respect to any Charged Property, any condition to or restriction on the ability of the owner thereof, or in the event that the Chargee exercises its rights or remedies under this Deed, the Chargee, in each case, to sell, assign, create Security over or otherwise transfer such Charged Property or enforce the provisions thereof or of any document related thereto whether set forth in such Charged Property itself or in any document related thereto, including, without limitation:

(a)

any requirement that any sale, assignment or other transfer or enforcement of such Charged Property be consented to or approved by any person, including, without limitation, the issuer thereof or any other obligor thereon;

(b)	any limitations on the type or status, financial or otherwise, of any purchaser, pledgee, assignee or transferee of such Charged Property;

(c)

any requirement of the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document of any person to the issuer of, any other obligor on or any registrar or transfer agent or registered office provider for, such Charged Property, prior to the sale, pledge, assignment or other transfer or enforcement of such Charged Property; and

(d)	any registration or qualification requirement or prospectus delivery requirement for such Charged Property pursuant to any relevant securities law,

provided that none of the following shall constitute a Transfer Restriction:

(i)

the required delivery of any assignment, instruction or entitlement order from the seller, the Chargor, assignor or transferor of such Charged Property, together with any evidence of the corporate or other authority of such person;

(ii)	the requirement to obtain any governmental or other regulatory approvals (including without limitation relating to foreign direct investment or antitrust);

(iii)	any restriction applicable to the Chargor or the Charged Property by virtue of Rule 144 of the U.S. Securities Act of 1933; or

(iv)	any restriction applicable to the Chargee by virtue of its constitutional documents or policies or any governmental or regulatory restrictions to which the Chargee is subject.

“Voting Rights Notice” has the meaning given to it in Clause 8.3 (Voting and other rights following a default).

1.2	Incorporation of defined terms

Unless the context otherwise requires or a contrary intention appears, terms defined in the Master Agreement or the Confirmation have the same meaning in this Deed.

1.3	Construction

(a)	Unless a contrary indication appears, any reference in this Deed to:

(i)

the “Chargor”, the “Custodian”, the “Chargee” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Transaction Documents;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	“shares” includes stock, shares and other securities of any kind;

(iv)

a “Transaction Document” or any other agreement or instrument is a reference to that Transaction Document or other agreement or instrument as amended, novated, supplemented, extended, restated (however fundamentally and whether or not more onerously);

(v)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi)

a “person” includes any individual, firm, company, exempted company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership, limited liability partnership, exempted limited partnership or other entity (whether or not having separate legal personality);

(vii)

a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, which is generally complied with by those to whom it is addressed) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(viii)	a provision of law is a reference to that provision as amended or re-enacted;

(ix)	“including” means including, without limitation and “includes” and “included” will be constructed accordingly; and

(x)	a time of day is a reference to London time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)

Unless a contrary indication appears, a term used in any other Transaction Document or in any notice given under or in connection with any Transaction Document has the same meaning in that Transaction Document or notice as in this Deed.

(d)	This Deed is a Credit Support Document with respect to the Chargor (as Counterparty) for the purposes of the Master Agreement.

1.4	Miscellaneous

Notwithstanding any other provision of this Deed, the obtaining of a moratorium under section 1A of the Insolvency Act 1986, or anything done with a view to obtaining such a moratorium (including any preliminary decision or investigation), shall not be an event causing any floating charge created by this Deed to crystallise or causing restrictions which would not otherwise apply to be imposed on the disposal of property by the Chargor or a ground for the appointment of a Receiver.

1.5	Separate security arrangements

The Chargor and the Chargee intend that the security arrangements contemplated by this Deed constitute a “security financial collateral arrangement” (as defined in the Financial Collateral Regulations and, if it were to apply, the Directive 2002/47/EC of the European Parliament and the Council of 6 June 2002 on financial collateral arrangements, L 168/43, as amended). To the extent that any Charged Property is not Financial Collateral, the Security created or expressed to be created under this Deed shall be construed as creating separate and distinct security, and be separate security arrangements, with respect to (i) Charged Property (and Related Rights in respect thereof) which are Financial Collateral and (ii) Charged Property (and Related Rights in respect thereof) which are not Financial Collateral.

1.6	Chargor intent

The Chargor expressly confirms that this Deed and the Transaction Security shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any Transaction Document and/or any present or future facility or amount made available under any of the Transaction Documents.

1.7	Miscellaneous

(a)

Unless expressly provided to the contrary in this Deed, the Contracts (Rights of Third Parties) Act 1999 shall not apply to this Deed and no rights or benefits expressly or impliedly conferred by this Deed shall be enforceable under that Act against the Parties by any other person.

(b)	The Parties intend that this document shall take effect as a deed notwithstanding that any Party may only execute this document under hand.

2.	COVENANT TO PAY

(a)

The Chargor, as primary obligor, covenants with the Chargee that it will pay or discharge promptly on demand all of the Secured Obligations on the date(s) on which such Secured Obligations become due or are expressed to become due and in the manner provided for in the relevant Transaction Document (for the avoidance of doubt, without prejudice to any grace periods provided thereunder).

(b)

The Chargor acknowledges to the Chargee that the amount secured by this Deed and in respect of which this Deed and the Transaction Security hereby created is enforceable is the full amount of the Secured Obligations as they may be from time to time.

3.	CREATION OF SECURITY

The Chargor, as continuing security for the payment or discharge of the Secured Obligations, in favour of the Chargee, with full title guarantee:

(a)

charges, by way of first ranking fixed charge, all its rights, title and interest, both present and future, from time to time in and to the Account, the Charged Shares and Related Rights in respect thereof;

(b)	assigns absolutely to the Chargee, all its rights, title and interest, both present and future, from time to time, under the Custody Agreement; and

(c)

charges, by way of first ranking fixed charge, all its rights, title and interest, both present and future, from time to time in, to and under the Custody Agreement to the extent not assigned under paragraph (a).

4.	FURTHER ASSURANCE

(a)

The Chargor shall promptly (and at its own cost and expense) do all such acts (including payment of all stamp duties or fees) or execute or re-execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Chargee may reasonably require (and in such form as the Chargee may reasonably require):

(i)

to create, perfect or protect the Security created or intended to be created under or evidenced by this Deed (which may include the execution or re-execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of this Deed) or for the exercise of any rights, powers and remedies of the Chargee or any Receiver provided by or pursuant to this Deed or by law; and/or

(ii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Security created under this Deed.

(b)

The Chargor shall (and at its own cost and expense) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Chargee by or pursuant to this Deed.

5.	NEGATIVE PLEDGE

In this Clause 5, “Quasi-Security” means an arrangement or transaction described in paragraph (b) below.

(a)	The Chargor shall not create or permit to subsist any Security in or over any of the Charged Property or its equity of redemption in respect of all or any of them.

(b)	The Chargor shall not:

(i)	sell, transfer or otherwise dispose of any of the Charged Property on terms whereby they are or may be re-acquired by it;

(ii)	enter into any repo transaction, equity derivative or synthetic derivative in respect of the Charged Property, other than pursuant to the Transaction Documents; or

(iii)	enter into any other preferential arrangement with respect to any Charged Property having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising financial indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to the Security or Quasi-Security created pursuant to the Security Documents or any Security arising by operation of law.

6.	REPRESENTATIONS AND WARRANTIES

The Chargor represents and warrants to the Chargee on the date of this Deed that:

6.1	Nature of security

This Deed creates the Security it is expressed to create with the ranking and priority it is expressed to have and such Security is valid and effective and is not liable to be amended or otherwise set aside on its liquidation or administration or otherwise.

6.2	Title to Charged Property

(a)	The Chargor is:

(i)	is the sole and absolute legal and beneficial owner of the Charged Property (excluding the Charged Property referred to in paragraph (ii) below); and

(ii)	the sole absolute beneficial owner of all of the Charged Shares and all other property or assets from time to time recorded in and represented by the Account.

(b)

All of the Charged Property is free and clear of any Security, Quasi-Security, option or other interest, trust or restriction in, on or over them, other than (i) the Security granted under the Security Documents and the Custody Agreement and (ii) in the case of the Charged Shares, a lien generally imposed on all securities in the clearing system through which the Charged Shares are held.

(c)

There is no prohibition on the creation of the Security over the Charged Property under the constitutional documents of the Chargor and no arrangements exist between the Chargor and any other party that have or would have a similar effect.

6.3	Charged Shares

The Charged Shares are:

(a)	not subject to any option to purchase or similar right, other than pursuant to the Transaction Documents;

(b)	free of any Transfer Restrictions; and

(c)	in book entry format held through Euroclear Nederland or any successor entity thereto.

7.	CUSTODY ARRANGEMENTS

7.1	Chargor instructions and authorisations to Custodian

The Chargor hereby irrevocably and unconditionally instructs and authorises the Custodian (notwithstanding any previous instructions which the Chargor may have given to the contrary and notwithstanding the terms of the Custody Agreement), with effect from the date of this Deed:

(a)

subject to paragraph (b), that the Custodian shall permit dealings by the Chargor of any kind (including, without limitation, by way of sale, transfer, withdrawal, closure, termination, modification, waiver or amendment) with respect to the Chargor’s rights, title and interest in and to the Charged Shares, the Account, Custody Agreement and any other Charged Property only with the consent of the Chargee;

(b)

prior to the delivery of a Voting Rights Notice, the Chargor shall be entitled to exercise or direct the exercise of the voting or other rights attached to the Charged Shares or other securities credited to the Account;

(c)

to disclose to the Chargee (without any reference to or further authority from the Chargor and without any enquiry by the Custodian as to the justification for the disclosure), all notices, statements and any information relating to the Account, the Charged Shares and other securities or rights credited to the Account and the other Charged Property;

(d)	to not do any of the following without the consent of the Chargee:

(i)	close the Account;

(ii)	agree to or permit any modification, waiver or amendment of the terms of the Custody Agreement (including, without limitation, assigning the Custody Agreement to any person);

(iii)	terminate the Custody Agreement;

(e)

identify, record and hold all Charged Property separately and not to commingle or pool the Charged Property with any other assets, and in such a manner that the identity and location of the Charged Property can be identified at any time;

(f)	not to register or otherwise hold any Charged Shares in the name of the Chargor;

(g)	maintain the Account in England and Wales at all times at the Custodian;

(h)	ensure that all rights in respect of the Charged Property (including without limitation any dividends or other distributions) are credited to the Account immediately;

(i)	not to deduct any fees or other amounts from the Account; and

(j)	to waive any lien (whether express in the Custody Agreement and/or implied by law).

The Chargor hereby notifies the Custodian that the instructions and authorisations which are contained in the paragraphs above shall remain in full force and effect until the Chargee gives to the Custodian written notice of the occurrence of an Enforcement Event, at which point the Custodian is irrevocably and unconditionally instructed and authorised to act only in accordance with the instructions of the Chargee with respect to the Account, the Charged Shares and the other Charged Property (without any reference to or further authority from the Chargor and without any enquiry by the Custodian as to the justification for the giving such notice or the instruction or the validity of the same).

7.2	Custodian acknowledgement

The Custodian hereby:

(a)	acknowledges and consents to the Security created or expressed to be created in respect of the Charged Property by the Chargor in favour of the Chargee pursuant to this Deed;

(b)	acknowledges, accepts and agrees to comply with the instructions and authorisations given by the Chargor in Clause 7.1;

(c)

confirms that there does not exist in its favour, and undertakes not to create, assert, claim or exercise, any mortgage, fixed or floating charge, lien, assignment, right of set-off or other security or similar interest of any kind or any agreement or arrangement having substantially the same economic or financial effect as any of the above (including any rights of counterclaim, rights of set-off or combination of accounts consolidation or any other equities) over or with respect to all or any part of the Account or the other Charged Property;

(d)

undertakes that, if it receives notice that any person other than the Chargee has or may have any right in, or has made or may be making any claim or demand or taking any action in respect of the Account or the Charged Property, it will give notice to the Chargee immediately;

(e)

confirms that it has not received any notice that any third party has or will have any right in, or has made or will be making any claim or demand or taking any action in respect of the rights of the Chargor under the Custody Agreement or in respect of the Account or the Charged Property;

(f)

confirms that there are no restrictions on the assignment of any of the Chargor’s right, title or interest in the Custody Agreement (including the Account), and all rights, benefits and interests whatsoever accruing to or for the benefit of the Chargor arising from the Custody Agreement belong to the Chargee; and

(g)	all remedies provided for in the Custody Agreement and/or available at law or equity, are exercisable by the Chargee.

7.3	Amendment to the Custody Agreement

The Parties agree that, until such time as all the Secured Obligations have been unconditionally and irrevocably paid and discharged in full (to the satisfaction of the Chargee):

(a)	the following provisions of the Custody Agreement shall not apply:

(i)	sub-paragraph 4.2.10 of Clause 4 (Representations, Warranties and Undertakings) of Part A (General Conditions);

(ii)	clause 14 (Set-Off) of Part A (General Conditions);

(iii)	clause 21 (Termination) of Part A (General Conditions) (in respect of the Chargor’s rights to terminate the Custody Agreement thereunder only);

(iv)	section 3 (Right of use and Title transfer collateral arrangements) of Part B (Custody Services); and

(v)	section 4 (Security Interest and enforcement of security) of Part B (Custody Services).

(b)

any transfer of the Custodian’s rights and/or obligations under the Custody Agreement to an Affiliate of the Custodian pursuant to Clause 17 (Successors and Assigns) of the Custody Agreement shall be permitted to the same extent and subject to the same “Transfer Conditions” mutatis mutandis as the Chargee is permitted to transfer its rights and/or obligations under the Master Agreement pursuant to Section 7 (Transfer) of the Master Agreement (as amended by the Confirmation);

(c)	no “Transaction” (as defined under the Custody Agreement) shall be entered into by the Custodian for the Account;

(d)

the representations, warranties and undertakings of the Custody Agreement are qualified to the extent necessary to permit (without breaching such representations, warranties and undertakings) the creation of the Security and other rights under this Deed, any Security in respect of the Charged Property arising by operation of law and any lien generally imposed on securities in the clearing system through which the Charged Shares are held; and

(e)

in the event of any inconsistency between any provision of the Custody Agreement and this Deed, unless such provision of the Custody Agreement is required by any law or regulations to which the Custodian is subject, this Deed shall prevail.

7.4	Custodian acknowledgement.

The Custodian is a party to this Deed solely for the purpose of acknowledging and agreeing (and hereby acknowledges and agrees) to act in accordance with the instructions and authorisations given by the Chargor pursuant to this Clause 7 and, all references to “Parties” or “Party” in this Deed shall be construed accordingly, and this Deed (other than this Clause 7) may be amended or otherwise varied without the consent or approval of the Custodian.

8.	CHARGED PROPERTY

8.1	Notification

The Chargor shall promptly notify the Chargee of the transfer by the Chargor of any shares and/or other securities (including the Shares) into the Account.

8.2	Voting and other rights prior to default

At any time prior to the delivery of a Voting Rights Notice, the Chargor shall be entitled to exercise or direct the exercise of the voting or other rights attached to any Charged Property or other securities credited to the Account.

8.3	Voting and other rights following a default

Following the occurrence of an Enforcement Event, the Chargee may give notice to the Custodian (a “Voting Rights Notice”) (with a copy to the Chargor, failure to give which shall not invalidate the Voting Rights Notice) that the Chargor’s right under Clause 8.2 (Voting and other rights prior to default) shall cease and that the Chargee shall not have the right to direct voting or other rights in respect of the Charged Property and accordingly:

(a)

the Chargee (or if the Chargee so directs, the Receiver) shall be entitled to exercise or direct the exercise of the voting and other rights attached to the Charged Property and the Chargor shall promptly provide the Chargee or the Receiver (if so required by the Chargee), with an irrevocable power of attorney to exercise in the Chargee’s sole discretion the voting rights attached to such number of Charged Property as determined by the Chargee; and

(b)	the Chargor shall promptly execute and/or deliver to the Chargee or the Receiver such forms of proxy as it requires with a view to enabling such person as it selects to exercise those rights.

8.4	Dividends

(a)	Dividends paid in respect of the Charged Property shall be paid into or otherwise credited to the Account.

(b)	Without prejudice to paragraphs (c) and (d) below, no Dividend paid or credited into the Account pursuant to paragraph (a) above may be withdrawn without the prior written consent of the Chargee.

(c)

If the Chargor has received a Dividend Payment Notice from the Calculation Agent pursuant to the Confirmation, the Chargor may irrevocably instruct the Custodian to pay from the Account to an account notified by the Chargee an amount equal to the Dividend Payment Amount specified in that Dividend Payment Notice.

(d)

Prior to the occurrence of an Enforcement Event, the Chargor may on any Business Day deliver a notice to the Chargee requesting the withdrawal from the Account of some or all of any Dividend paid or credited into the Account pursuant to paragraph (a) above and the Chargee shall, as soon as reasonably practicable after receipt of such request, provide its consent to an instruction from the Borrower to the Custodian to make such withdrawal, provided that the Chargee is satisfied that:

(i)	there is no unpaid Dividend Payment Amount; and

(ii)

no Potential Adjustment Event has occurred as a result of an Extraordinary Dividend in respect of which the Calculation Agent has determined an adjustment is required to be made to the terms of the Confirmation and such adjusted has not yet been made.

(e)

The Chargor and Chargee agree that any Dividends withdrawn from the Account pursuant to paragraph (d) above constitute “excess financial collateral” for the purposes of the Financial Collateral Regulations.

8.5	Payment of calls

(a)	The Chargor shall promptly pay all calls or other payments in respect of any of its Charged Property and any other securities or rights credited to the Account.

(b)	If the Chargor does not comply with paragraph (a) above, the Chargee may pay that call or other payment on behalf of the Chargor.

(c)	The Chargor shall promptly on request by the Chargee reimburse the Chargee for any payment made by the Chargee under this Clause 8.5.

9.	GENERAL UNDERTAKINGS

9.1	Information

(a)

The Chargor shall supply to the Chargee as soon as reasonably practicable, such information regarding the Charged Property and its compliance with this Deed as the Chargee may reasonably request from time to time.

(b)

The Chargor shall require that the Custodian sends to the Chargee as soon as reasonably practicable, a copy of all notices and statements or other documents the Custodian sends to the Chargor in connection with the Custody Agreement (including the Charged Property).

9.2	No other prejudicial conduct

The Chargor shall not do, or permit to be done, anything which could prejudice the Security interests, in particular their legality, validity and enforceability.

9.3	Charged Property

The Chargor shall not:

(a)	create or permit to exist any Transfer Restriction upon or with respect to the Charged Property (apart from those created under this Deed or the Custody Agreement); or

(b)	enter into or consent to enter into any agreement that restricts in any manner the rights of a present or future owner of any Charged Property with respect thereto.

9.4	Dealing with Charged Property prior to default

Prior to the occurrence of an Enforcement Event, the Chargor shall not deal with any Charged Property or exercise any rights with respect to any Charged Property or withdraw or make payments or transfers of any cash or securities or other property out of the Account, without the prior written consent of the Chargee, except to the extent permitted by Clause 8.2 (Voting and other rights prior to default) and Clause 8.4 (Dividends).

9.5	Dealing with Charged Property following a default

On and following the occurrence of an Enforcement Event:

(a)

the Chargor shall not deal with any Charged Property or exercise any rights with respect to any Charged Property or withdraw or make payments or transfers of any cash or securities or other property out of the Account, except with the prior written consent of the Chargee;

(b)	the Chargee shall be entitled, without notice to the Chargor, to:

(i)	withdraw, apply, transfer or set off any or all credit balances from time to time standing to the credit of the Account; and

(ii)	transfer or otherwise realise any or all of the Charged Property or other securities held from time to time in the Account in accordance with the terms of this Deed or as otherwise permitted by law, in each case, in or towards payment or satisfaction of all or part of the Secured Obligations in accordance with Clause 14 (Application of proceeds).

10.	[RESERVED]

11.	CONTINUING SECURITY

11.1	Continuing Security

The Security constituted by this Deed shall be a continuing security notwithstanding any intermediate payment or settlement of all or any part of the Secured Obligations.

11.2	Other Security

The Security constituted by this Deed is to be in addition to and shall neither be merged in nor in any way exclude or prejudice or be affected by any other Security or other right which the Chargee may now or after the date of this Deed hold for any of the Secured Obligations, and this Security may be enforced against the Chargor without first having recourse to any other rights of the Chargee.

11.3	Immediate recourse

The Chargor waives any right it may have of first requiring the Chargee to proceed against or claim payment from any other person or enforce any guarantee or other Security interest or right of set-off before enforcing this Deed.

12.	ENFORCEMENT OF SECURITY

12.1	Enforcement Powers

For the purpose of all rights and powers implied or granted by statute, the Secured Obligations are deemed to have fallen due on the date of this Deed. The power of sale and other powers conferred by section 101 of the Law of Property Act 1925 and all other powers conferred on a mortgagee by law shall be deemed to arise immediately after execution of this Deed.

12.2	Statutory Powers

The powers conferred on mortgagees, receivers or administrative receivers by the Law of Property Act 1925 and the Insolvency Act 1986 (as the case may be) shall apply to the Security created under this Deed, unless they are expressly or impliedly excluded. If there is ambiguity or conflict between the powers contained in those Acts and those contained in this Deed, those contained in this Deed shall prevail.

12.3	Exercise of Powers

(a)

All or any of the powers conferred upon mortgagees by the Law of Property Act 1925 as varied or extended by this Deed, and all or any of the rights and powers conferred by this Deed on the Chargee or a Receiver (whether expressly or impliedly), may be exercised by the Chargee or Receiver without further notice to the Chargor or prior authorisation from any court at any time after an Enforcement Event has occurred, irrespective of whether the Chargee has taken possession or appointed a Receiver of the Charged Property and may be exercised in such manner as the Chargee or Receiver (as applicable) may, in its absolute discretion, see fit.

(b)

The Chargee shall not be liable to the Chargor for any loss arising from the manner in which the Chargee enforces or refrains from enforcing and/or realising the Transaction Security in accordance with its rights and obligations arising under this Deed, law or equity or the timing of any such enforcement and/or realisation.

12.4	Disapplication of Statutory Restrictions

Any restriction on the right of a mortgagee to consolidate mortgages or on the power of sale (including any imposed by sections 93 and 103 respectively of the Law of Property Act 1925) shall not apply to the security constituted by this Deed.

12.5	Sale of Charged Property

The Chargor acknowledges and agrees that the Charged Shares and other Charged Property may decline speedily in value and are of a type customarily sold on a recognised market and therefore that the Chargee is not required to send any notice of its intention to sell or otherwise dispose of any Shares or such Charged Property. Following the occurrence of an Enforcement Event, the Chargee may, in its sole and absolute discretion, sell the Charged Shares or such Charged Property in one or more exchanges and/or private sales in such manner, under such circumstances and on such timescales as the Chargee may deem necessary or advisable including, but not limited to, the sale of all or part of the Charged Shares or such Charged Property over time as the Chargee may in its discretion decide or one or more block trades, accelerated book build offerings, off-exchange offering or similar process in respect of all or part of the Charged Shares or such Charged Property. The Chargor acknowledges that such sale shall be deemed to have been made in a commercially reasonable manner, notwithstanding that any such sale may be for a price which is different from that which might have been obtained had such Charged Property or such Charged Property been otherwise privately or publicly sold.

12.6	Appropriation under the Financial Collateral Regulations

(a)

To the extent that any of the Charged Property constitutes Financial Collateral and this Deed constitutes a “security financial collateral arrangement” (as defined in, and for the purposes of, the Financial Collateral Regulations), the Chargee shall have the right to appropriate, on one or more occasions and from time to time, all or any part of such Financial Collateral in or towards discharge of all or part of the Secured Obligations and may exercise that right to appropriate by giving notice to the Chargor at any time after an Enforcement Event has occurred.

(b)	If the Chargee is required to value any Financial Collateral for the purpose of paragraph (a) above, the value shall be:

(i)	in the case of cash, its face value at the time of appropriation; and

(ii)	in the case of financial instruments or other Financial Collateral:

(A)

the price per Share used by the Chargee in determining the Close-out Amount or Cancellation Amount with respect to any Transactions (or in determining any other amounts calculated in respect of a termination in whole or in part of a Transaction(s)), as applicable, in accordance with the terms of the Master Agreement and/or the Confirmation (including the Equity Definitions as incorporated therein); or

(B)

the amount as determined by the Chargee as the Chargee’s estimate (acting in a commercially reasonable manner) of the net proceeds that would be realised on a sale of such financial instruments or other Financial Collateral and (in respect of Financial Collateral that comprises publicly traded securities) taking into account such considerations as the Chargee, acting reasonably, deems appropriate at the time, which may include, without limitation, the following factors:

(I)	the current market price of that Financial Collateral as quoted on any public index, exchange or regulated market on which those securities are listed or admitted to trading;

(II)	the market liquidity of those securities;

(III)	the availability of alternative markets for, and price achievable or realisable from the sale in any such alternative market of, that Financial Collateral, in each case that the Chargee is aware of;

(IV)

any adjustment or discount to the price of that Financial Collateral that may be required if that Financial Collateral were to be sold in a (or series of) block trade, accelerated book build or otherwise off-exchange, directly to a third party or under any strategy employed by the Chargee; and

(V)	the number of relevant securities and the proportion that they bear to the total aggregate amount of such securities then in issuance,

with respect paragraphs (a), (b)(i) and (ii) above, as converted, where necessary, into the currency in which the Secured Obligations are denominated at a market rate of exchange prevailing at the time of appropriation selected by the Chargee. The Chargor and Chargee agree that the methods of valuation set out in this paragraph (b) are commercially reasonable for the purpose of the Financial Collateral Regulations and, if it were to apply, the Directive 2002/47/EC of the European Parliament and the Council of 6 June 2002 on financial collateral arrangements, L 168/43, as amended.

13.	RECEIVERS

13.1	Appointment of Receiver

(a)

Subject to paragraph (d) below, at any time after notice demanding payment of any sum which is then due but unpaid in respect of the Secured Obligations has been given by the Chargee to the Chargor, or if so requested by the Chargor, the Chargee may by writing under hand signed by any officer or manager of the Chargee, appoint any person (or persons) to be a Receiver of all or any part of the Charged Property.

(b)	Section 109(1) of the Law of Property Act 1925 shall not apply to this Deed.

(c)	Paragraph 14 of Schedule B1 to the Insolvency Act 1986 shall apply to any floating charge created by this Deed.

(d)	The Chargee shall be entitled to appoint a Receiver save to the extent prohibited by section 72A Insolvency Act 1986.

(e)

Any Receiver may be appointed as Receiver of all of the Charged Property or as Receiver of a part of the Charged Property specified in the appointment. In the case of an appointment of a part of the Charged Property, the rights conferred on a Receiver as set out in Clause 13.2 (Powers of Receiver) shall have effect as though every reference in Clause 13.2 (Powers of Receiver) to any Charged Property were a reference to the part of the Charged Property so specified in the appointment.

13.2	Powers of Receiver

Each Receiver appointed under this Deed shall have (subject to any limitations or restrictions which the Chargee may incorporate in the deed or instrument appointing it) all the powers conferred from time to time on receivers by the Law of Property Act 1925 and the Insolvency Act 1986 (each of which is deemed incorporated in this Deed), so that the powers set out in schedule 1 to the Insolvency Act 1986 shall extend to every Receiver, whether or not an administrative receiver. In addition, notwithstanding any liquidation of the Chargor, each Receiver shall have the following rights, powers and discretions:

(a)

all the rights, powers and discretions conferred by the Law of Property Act 1925 on mortgagors and mortgagees in possession an on any receiver appointed under the Law of Property Act 1925 (in each case to the extent that those rights, powers and discretions do not limit any other right, power or discretion granted to any Receiver appointed under this Deed);

(b)	all the rights powers and discretions of an administrative receiver set out in Schedule 1 to the Insolvency Act 1986, whether or not the Receiver is an administrative receiver;

(c)	to take immediate possession of, get in and collect any Charged Property and to require payment to the Receiver of any claims or credit balances on any accounts;

(d)	to exercise in relation to any Charged Property all the powers, authorities and things which he would be capable of exercising if he were the absolute beneficial owner of that Charged Property;

(e)

to redeem any prior Security on or relating to the Charged Property and settle and pass the accounts of the person entitled to that prior Security, so that any accounts so settled and passed shall (subject to any manifest error) be conclusive and binding on the Chargor and the money so paid shall be deemed to be an expense properly incurred by the Receiver;

(f)	to settle any claims, accounts, disputes, questions and demands with or by any person who is or claims to be a creditor of the Chargor or relating to any of the Charged Property; and

(g)

to do all other acts and things (including signing and executing all documents and deeds) as the Receiver considers to be incidental or conducive to any of the matters or powers in this Clause 13.2, or otherwise incidental or conducive to the preservation, improvement or realisation of the Charged Property, and use the name of the Chargor for all such purposes, and in each case may use the name of the Chargor and exercise the relevant power in any manner which he may think fit.

13.3	Receiver as Agent

(a)

Each Receiver shall be the agent of the Chargor, which shall be solely responsible for his acts, omissions, defaults and losses, and for his remuneration and expenses, and be liable on any agreements or engagements made or entered into by him.

(b)	The Chargee will not be responsible for any misconduct, negligence or default of a Receiver.

(c)	The Chargee shall not incur any liability (either to the Chargor or to any other person) by reason of the appointment of a Receiver or for any acts or omissions of the Receiver.

13.4	Removal of Receiver

The Chargee may by notice remove from time to time any Receiver appointed by it (subject to the provisions of section 45 of the Insolvency Act 1986 in the case of an administrative receivership) and, whenever it may deem appropriate, appoint a new Receiver in the place of any Receiver whose appointment has terminated, for whatever reason.

13.5	Remuneration of Receiver

The Chargee may from time to time fix the remuneration of any Receiver appointed by it.

14.	APPLICATION OF PROCEEDS

14.1	Order of Application

All moneys received or recovered by the Chargee or any Receiver pursuant to this Deed shall (subject to the claims of any person having prior rights thereto) be applied in the following order, notwithstanding any purported appropriation by the Chargor:

(a)

in discharging all costs and expenses incurred by the Chargee, any Receiver or any Delegate in connection with any realisation or enforcement of the Security or any action taken at the request of the Chargee under Clause 4 (Further assurance);

(b)	in or towards the discharge of the Secured Obligations;

(c)	if the Chargor is under any further actual or contingent liability in respect of the Secured Obligations, in payment to a suspense account; and

(d)	the balance, if any, in payment or distribution to the Chargor.

14.2	Section 109 Law of Property Act 1925

Sections 109(6) and (8) of the Law of Property Act 1925 shall not apply to a Receiver appointed under this Deed.

14.3	Application against Secured Obligations

Subject to Clause 14.1 (Order of Application) above, any moneys or other value received or realised by the Chargee from the Chargor or a Receiver under this Deed may be applied by the Chargee to any item of account or liability or transaction forming part of the Secured Obligations to which they may be applicable in any order or manner which the Chargee may determine.

14.4	Suspense Account

Until the Secured Obligations are paid in full, the Chargee or the Receiver (as appropriate) may place and keep (for such time as it shall determine) any money received, recovered or realised pursuant to this Deed or on account of the Chargor’s liability in respect of the Secured Obligations in an interest bearing separate suspense account (to the credit of either the Chargor or the Chargee or the Receiver as the Chargee or the Receiver shall think fit) and the Chargee or the Receiver may retain the same for the period which it considers expedient without having any obligation to apply all or any part of that money in or towards discharge of the Secured Obligations.

15.	PROTECTION OF CHARGEE AND RECEIVER

15.1	No Liability

Neither the Chargee nor any Receiver shall be liable in respect of any of the Charged Property or for any loss or damage which arises out of the exercise or the attempted or purported exercise of, or the failure to exercise any of, their respective powers, unless caused by its or his gross negligence, wilful default under the Transaction Documents.

15.2	Possession of Charged Property

Without prejudice to Clause 15.1 (No Liability) above, if the Chargee or the Receiver enters into possession of the Charged Property, it will not be liable to account as mortgagee in possession and may at any time at its discretion go out of such possession.

15.3	Primary liability of Chargor

The Chargor shall be deemed to be a principal debtor and the sole, original and independent obligor for the Secured Obligations and the Charged Property shall be deemed to be a principal security for the Secured Obligations. The liability of the Chargor under this Deed and the charges contained in this Deed shall not be impaired by any forbearance, neglect, indulgence, abandonment, extension of time, release, surrender or loss of securities, dealing, variation or arrangement by the Chargee, or by any other act, event or matter whatsoever whereby the liability of the Chargor (as a surety only) or the charges contained in this Deed (as secondary or collateral charges only) would, but for this provision, have been discharged.

15.4	Waiver of defences

The obligations of the Chargor under this Deed will not be affected by an act, omission, matter or thing which, but for this Deed, would reduce, release or prejudice any of its obligations under this Deed (without limitation and whether or not known to it or the Chargee) including:

(a)	any time, waiver or consent or any other indulgence or concession granted to, or composition with, the Chargor or any other person;

(b)	the release of the Chargor or any other person under the terms of any composition or arrangement with any creditor of the Chargor;

(c)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Chargor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	the existence of any claim, set-off or other right which the Chargor may have at any time against the Chargee or any other person;

(e)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Chargor or any other person;

(f)

any variation, amendment, waiver, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of, or in connection with, a Transaction Document or any other document, security, guarantee or indemnity including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Transaction Document or other document or security;

(g)	any unenforceability, illegality or invalidity of any obligation of any person under any Transaction Document or any other document or security;

(h)	any change in the identity of the Chargee; or

(i)	any insolvency or similar proceedings.

15.5	Appropriations

On and after the occurrence of an Enforcement Event and until the date on which the Secured Obligations have been unconditionally discharged in full the Chargee may:

(a)

refrain from applying appropriating or enforcing any monies, security or rights held or received by the Chargee (or any trustee or agent on its behalf) in respect of the Secured Obligations, or apply appropriate and enforce the same in such manner and order as it considers fit (against the Secured Obligations) and the Chargor shall not be entitled to benefit from the same; and

(b)	hold in a suspense account (whether or not interest-bearing) any monies received from the Chargor or on account of the Chargor’s liability under this Deed or any other Transaction Document.

15.6	Delegation

The Chargee or Receiver may delegate by power of attorney or in any other manner all or any of the powers, authorities and discretions which are for the time being exercisable by it under this Deed to any person or persons upon such terms and conditions (including the power to sub-delegate) as it may think fit. The Chargee or Receiver will not be liable or responsible to the Chargor or any other person for any losses arising from any act, default, omission, neglect or misconduct on the part of any delegate.

15.7	Cumulative Powers

The powers which this Deed confers on the Chargee and any Receiver appointed under this Deed are cumulative, without prejudice to their respective powers under the general law, and may be exercised as often as the relevant person thinks appropriate. The Chargee or the Receiver may, in connection with the exercise of their powers, join or concur with any person in any transaction, scheme or arrangement whatsoever. The respective powers of the Chargee and the Receiver will in no circumstances be suspended, waived or otherwise prejudiced by anything other than an express consent or amendment.

16.	POWER OF ATTORNEY

(a)

The Chargor, by way of security, irrevocably and severally appoints the Chargee, each Receiver and any person nominated for the purpose by the Chargee or any Receiver (in writing and signed by an officer of the Chargee or Receiver) as its attorney (with full power of substitution and delegation) in its name (or otherwise) and on its behalf and as its act and deed to execute, seal and deliver (using the company seal where appropriate) and otherwise perfect and do any deed, assurance, agreement, instrument, act or thing which the Chargor ought to execute and do under the terms of this Deed (but has not executed or done when required), or which may be required or deemed proper in the exercise of any rights or powers conferred on the Chargee or any Receiver under this Deed or otherwise for any of the purposes of this Deed, and the Chargor covenants with the Chargee and each Receiver to ratify and confirm all such acts or things made, done or executed by that attorney.

(b)	The power of attorney conferred on the Chargee and each Receiver pursuant to paragraph (a) above shall continue notwithstanding the exercise of any right of appropriation.

(c)	The Chargor ratifies and confirms and agrees to ratify and confirm whatever any attorney shall do in the exercise or purported exercise of the power of attorney granted by it in this Clause.

17.	PROTECTION FOR THIRD PARTIES

17.1	No Obligation to Enquire

No purchaser from, or other person dealing with, the Chargee or any Receiver (or their agents) shall be obliged or concerned to enquire whether:

(a)

the right of the Chargee or any Receiver to exercise any of the powers conferred by this Deed has arisen or become exercisable or as to the propriety or validity of the exercise or purported exercise of any such power; or

(b)

any of the Secured Obligations remain outstanding and/or are due and payable or be concerned with notice to the contrary and the title and position of such a purchaser or other person shall not be impeachable by reference to any of those matters.

17.2	Receipt Conclusive

The receipt of the Chargee or any Receiver shall be an absolute and a conclusive discharge to a purchaser, and shall relieve him of any obligation to see to the application of any moneys paid to or by the direction of the Chargee or any Receiver.

18.	COSTS AND EXPENSES

18.1	Amendment costs

If the Chargor requests an amendment, waiver or consent, the Chargor shall, within seven Business Days of receipt of an invoice, reimburse the Chargee for the amount of all documented costs and expenses (including legal fees) reasonably incurred by the Chargee in responding to, evaluating, negotiating or complying with that request or requirement.

18.2	Enforcement Expenses, etc.

The Chargor shall, within three Business Days of receipt of an invoice, pay to each of the Chargee and any Receiver the amount of all documented costs and expenses (including legal fees) incurred by it in connection with the enforcement of or the preservation of any rights under (and any documents referred to in) this Deed and any proceedings instituted by or against the Chargee or any Receiver as a consequence of taking or holding the Security created under this Deed or enforcing these rights and, on a sale of any Charged Property, any costs associated with such sale including, but not limited to, the placing of such Charged Property on an accelerated basis (which shall include brokerage fees charged or incurred by the Chargee and any Receiver and any of their Affiliates or agents for placing such Charged Property, such fees to be set by reference to prevailing market conditions at the time of placement and the fees charged by or to the Chargee and any Receiver for similar placings).

18.3	Stamp Duties, etc.

The Chargor shall pay and, within seven Business Days of demand, indemnify the Chargee against any documented cost, loss or liability the Chargee reasonably incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of this Deed including without limitation any stamp, transfer, registration, trustee or custodian fees or other taxes or fees payable in relation to the Charged Property.

18.4	Security expenses

The Chargor shall promptly on demand pay the Chargee the amount of all costs and expenses (including legal fees) reasonably incurred by the Chargee in connection with the administration or release of any Security created pursuant to any Security Document.

18.5	Default Interest

If not paid when due, the amounts payable under this Clause 18 shall carry interest compounded with monthly rests at the Default Rate (after as well as before judgment), from the date of demand and shall form part of the Secured Obligations.

18.6	Operational payment delays

If the Chargor fails to make a payment when due under Clause 18.1 (Amendment costs), 18.3 (Stamp Duties, etc.), and/or 18.4 (Security expenses) such failure to make a payment shall not constitute a breach by the Chargor of, or failure by it to comply with, such provision if: (i) such failure to pay was caused solely by error or omission of an administrative or operational nature; (ii) funds were available to enable the Chargor to make the payment when due; and (iii) the payment is made within two Local Business Days of the Chargor’s receipt of written notice of its failure to pay.

19.	REINSTATEMENT AND RELEASE

19.1	Amounts Avoided

If any amount paid by the Chargor in respect of the Secured Obligations is capable of being avoided or set aside on the liquidation or administration of the Chargor or otherwise, then for the purposes of this Deed that amount or liability and any Security for it shall not be considered to have been paid, discharged or released.

19.2	Discharge Conditional

Any settlement or discharge between the Chargor and the Chargee shall be conditional upon no security or payment to the Chargee by the Chargor or any other person being avoided, set aside, ordered to be refunded or reduced by virtue of any provision or enactment relating to insolvency and accordingly (but without limiting the other rights of the Chargee under this Deed) the Chargee shall be entitled to recover from the Chargor the value which the Chargee has placed on that security or the amount of any such payment as if that settlement or discharge had not occurred.

19.3	Covenant to Release – Final

Once all the Secured Obligations have been unconditionally and irrevocably discharged in full and the Chargee does not have any actual or contingent liability to advance further moneys to, or incur liability on behalf of, the Chargor, the Chargee shall, at the request and cost of the Chargor, as soon as reasonably practicable after receipt of a request from the Chargor to do so, execute any documents (or procure that its nominees execute any documents) or take any action which may be necessary to release the Charged Property from the Security constituted by this Deed.

19.4	Automatic Release

Any property transferred out of the Account in accordance with the terms of this Deed shall be automatically released from the Security created under this Deed.

20.	CURRENCY CLAUSES

20.1	Conversion

All moneys received or held by the Chargee or any Receiver under this Deed may be converted into any other currency which the Chargee considers necessary to cover the obligations and liabilities comprised in the Secured Obligations in that other currency at the Chargee’s spot rate of exchange then prevailing for purchasing that other currency with the existing currency.

20.2	No Discharge

No payment to the Chargee (whether under any judgment or court order or otherwise) shall discharge the obligation or liability of the Chargor in respect of which it was made unless and until the Chargee has received payment in full in the currency in which the obligation or liability is payable or, if the currency of payment is not specified, was incurred. To the extent that the amount of any such payment shall on actual conversion into that currency fall short of that obligation or liability expressed in that currency, the Chargee shall have a further separate cause of action against the Chargor and shall be entitled to enforce the Security constituted by this Deed to recover the amount of the shortfall.

21.	SET-OFF

21.1	Set-off rights

Following the occurrence of an Enforcement Event, the Chargee may set off any matured obligation due from the Chargor under the Transaction Documents (to the extent beneficially owned by the Chargee) against any matured obligation owed by the Chargee to the Chargor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Chargee may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

21.2	Unliquidated Claims

If, at any time after notice demanding payment of any sum which is then due but unpaid in respect of the Secured Obligations has been given by the Chargee to the Chargor, the relevant obligation or liability is unliquidated or unascertained, the Chargee may (subject to Clause 21.1 (Set-off rights)) set-off the amount which it estimates (in good faith) will be the final amount of that obligation or liability once it becomes liquidated or ascertained, subject to the relevant party accounting to the other when the obligation or liability is ascertained.

21.3	No Set-off

Without prejudice to, and after giving effect to, any contractual netting or set-off provision contained in the Transaction Documents, the Chargor will pay all amounts payable under this Deed without any set-off, counterclaim or deduction whatsoever unless required by law, in which event the Chargor will pay an additional amount to ensure that the payment recipient receives the amount which would have been payable had no deduction been required to have been made.

22.	RULING OFF

If the Chargee receives notice of any subsequent Security or other interest affecting any of the Charged Property (except as permitted by the Transaction Documents) it may open a new account for the Chargor in its books. If it does not do so then (unless it gives express notice to the contrary to the Chargor), as from the time it receives that notice, all payments made by the Chargor to it (in the absence of any express appropriation to the contrary) shall be treated as having been credited to a new account of the Chargor and not as having been applied in reduction or discharge of the Secured Obligations.

23.	REDEMPTION OF PRIOR CHARGES

The Chargee may, at any time after an Enforcement Event has occurred, redeem any prior Security on or relating to any of the Charged Property or procure the transfer of that Security to itself, and may settle and pass the accounts of any person entitled to that prior Security. Any account so settled and passed shall (subject to any manifest error) be conclusive and binding on the Chargor. The Chargor will on demand pay to the Chargee all principal moneys and interest and all losses, costs and expenses incidental to any such redemption or transfer, together with interest accruing on those amounts at the Default Rate for the period from (and including) the date those amounts are incurred to (and excluding) the date on which they are reimbursed.

24.	NOTICES

24.1	Communications in writing

Any communication to be made under or in connection with this Deed shall be made in writing.

24.2	Addresses

The address and email address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Deed is that identified with its name below.

The Chargee

As specified in the “Bank Notice Details” provision of the Transaction Supplement to the Confirmation.

The Chargor

As specified in the “Counterparty Notice Details” provision of the Transaction Supplement to the Confirmation.

The Custodian

Goldman Sachs International

Address:	Goldman Sachs International, Plumtree Court, 25 Shoe Lane, London, United Kingdom, EC4A 4AU

Attention:	As specified in the “Bank Notice Details” provision of the Transaction Supplement to the Confirmation.

E-mail:	As specified in the “Custodian Notice Details” provision of the Transaction Supplement to the Confirmation.

24.3	Delivery

(a)	Any notice or other communication in respect of this Deed may be given in any manner described below to the address or number or e-mail details provided and will be deemed effective as indicated:

(i)	if in writing and delivered in person or by courier, on the date it is delivered;

(ii)	if sent by certified or registered mail (airmail, if overseas) or the equivalent (return receipt requested), on the date it is delivered or its delivery is attempted; and

(iii)	if sent by e-mail, on the date it is delivered; and

unless the date of that delivery (or attempted delivery) or that receipt, as applicable, is not a Business Day or that communication is delivered (or attempted) or received, as applicable, after the close of business on a Business Day (with respect to the Custodian) or after 7:00 p.m. London time with respect to the other Parties, in which case that communication will be deemed given and effective on the first following day that is a Business Day.

(b)	Notwithstanding the foregoing, any communication or document to be made or delivered to the Chargee and Custodian will be effective only when actually received by the Chargee and Custodian.

24.4	Notification of address and email address

Any Party may by notice to the other Parties change the address or e-mail details at which notices or other communications are to be given to it.

24.5	English language

(a)	Any notice given under or in connection with this Deed must be in English.

(b)	All other documents provided under or in connection with this Deed must be:

(i)	in English; or

(ii)

if not in English, and if so required by the Chargee, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

25.	CHANGES TO PARTIES

25.1	Assignment by the Chargee and Custodian

The Chargee and/or the Custodian may at any time assign or otherwise transfer all or any part of its rights or obligations under this Deed to any Permitted Transferee without the prior consent of the Chargor and/or, in the case of the Chargee, the Custodian. A “Permitted Transferee” means (i) with respect to the Chargee, any person to whom the Chargee transfers all or any part of its rights or obligations under the Master Agreement or Confirmation, and (ii) with respect to the Custodian, any person that becomes a replacement custodian under the Custody Agreement.

25.2	Assignment by the Chargor

The Chargor shall not assign or otherwise transfer all or any part of its rights or obligations under this Deed without the prior consent of the Chargee.

26.	REMEDIES AND WAIVERS

No delay or omission on the part of the Chargee in exercising any right or remedy provided by law under this Deed shall impair, affect or operate as a waiver of that or any other right or remedy. The single or partial exercise by the Chargee of any right or remedy shall not, unless otherwise expressly stated, preclude or prejudice any other or further exercise of that, or the exercise of any other, right or remedy. The rights and remedies of the Chargee under this Deed are in addition to, and do not affect, any other rights or remedies available to it by law.

27.	MISCELLANEOUS

27.1	Certificates Conclusive

A certificate or determination of the Chargee as to any amount payable under this Deed will be conclusive and binding on the Chargor, except in the case of manifest error.

27.2	Counterparts

This Deed may be executed in any number of counterparts, and by each Party on separate counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Deed. Delivery of a counterpart of this Deed by email attachment or other electronic form, shall be an effective mode of delivery.

27.3	Invalidity of any Provision

If any provision of this Deed is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way.

28.	GOVERNING LAW AND JURISDICTION

(a)	This Deed and any non-contractual claims arising out of or in connection with it shall be governed by and construed in accordance with English law.

(b)

The Parties agree that the courts of England shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed, whether contractual or non-contractual (including a dispute regarding the existence, validity or termination of this Deed) (a “Dispute”). The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

29.	SERVICE OF PROCESS

Without prejudice to any other mode of service allowed under any relevant law, the Chargor irrevocably appoints the Process Agent referred to in paragraph (A)(vi) (Process Agent) of the “Other Provisions” of the Confirmation as its agent for service of process in relation to any proceedings before the English courts in connection with this Deed and agrees that failure by the agent for service of process to notify the Chargor of the process will not invalidate the proceedings concerned.

IN WITNESS whereof this Deed has been duly executed as a deed and is delivered on the date first above written.

SIGNATORIES TO SECURITY DEED

THE CHARGOR

EXECUTED as a DEED by
EXOR N.V. acting by:

Signature:	/s/ Guido De Boer
Name:	Guido De Boer
Title:	Authorised Signatory

[Signature page to Security Deed]

CHARGEE

GOLDMAN SACHS BANK EUROPE SE

Signed as a deed by:

Signature:	/s/ Francesco Papa
Name:	Francesco Papa
Title:	Managing Director

Signature:	/s/ Jan-Niclas Baars
Name:	Jan-Niclas Baars
Title:	Authorized Signatory

[Signature page to Security Deed]

CUSTODIAN

Executed under hand and not as a deed, for and on behalf of GOLDMAN SACHS INTERNATIONAL

By:	/s/ Simon Gosling
Name:	Simon Gosling
Title:	Managing Director

[Signature page to Security Deed]